Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Perry Ellis International, Inc., a Florida corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 8, 2017

/s/ George Feldenkreis
GEORGE FELDENKREIS

FELDENKREIS FAMILY FOUNDATION, INC.

By:	/s/ George Feldenkreis
	Name:	George Feldenkreis
	Title:	President and Director